Exhibit 16.1


May 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K and Form 8-K/A dated May 9, 2002, of Cygne Designs, Inc. and are in agreement with the statements contained in the first, second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                  /s/ Ernst & Young LLP